Exhibit 10.1

EXECUTION COPY

Confidential treatment has been requested for portions of this document indicated by [***],

which portions are filed separately with the Commission.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

The Company and Executive entered into an employment agreement dated as of February 7, 2011(the “Original Employment Agreement”), and the parties wish to amend and restate the Original Employment Agreement as of July 9, 2012 as provided herein.

Article 1. Term of Employment

1.1 The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company in accordance with the terms and conditions set forth herein, for a period of two years from the Promotion Date.

1.2 Commencing on the second anniversary of the Promotion Date, and each anniversary thereafter, the Term shall automatically be extended for one additional year, unless at least 60 days prior to such anniversary, the Company or the Executive shall have given notice in accordance with Section 12.2 that it or he does not wish to extend the Term.

1.3 Except as otherwise provided herein, this Agreement shall amend, restate and supersede the Original Employment Agreement.

Article 2. Definitions

2.1 “Agreement” means this Amended and Restated Employment Agreement.

2.2 “Annual Bonus” means the annual bonus that may be paid to the Executive in accordance with the Company’s annual bonus program as described in Section 5.3.

2.3 “Base Salary” means the salary of record paid to the Executive as annual salary, pursuant to Section 5.2, excluding amounts received under incentive or other bonus plans, whether or not deferred.

2.4 “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act.

2.5 “Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 15.6.

2.6 “Board” means the Board of Directors of the Company.

2.7 “Cause” means:

(a) Executive has materially breached any of the terms of this Agreement and failed to correct such breach within 15 days after written notice thereof from the Company or has materially violated the Company’s internal policies or procedures or Ethics Code and policies as are in effect as of the date such action is taken by Executive and of which Executive has been notified;

(b) Executive has been convicted of, or plead guilty to or nolo contendere to a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or any felony of any nature whatsoever;

(c) Executive is found by any governmental authority (State, federal or foreign equivalent), any securities exchange or association or other regulatory or self-regulatory body or agency applicable to Executive, the Company or any affiliate or subsidiary of the Company to have violated any material law, rule, regulation or by-law of such entity (provided, however, that this section shall not encompass violations of minor traffic regulations or any misdemeanor offenses);

(d) Executive has breached a fiduciary trust for the purpose of gaining a personal profit, including, without limitation, embezzlement; or

(e) Despite adequate warnings, Executive has intentionally and willfully failed to perform reasonably assigned duties within the normal and customary scope of the Position.

2.8 A “CIC” shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied, provided, in each case, that such event constitutes a “Change of Control Event” within the meaning of Treasury Regulation 1.409A-3(i)(5)(i):

(a) Any consolidation or merger in which the Company is not the continuing or surviving entity or pursuant to which shares of the Common Stock would be converted into cash, securities, or other property, other than (i) a merger of the Company in which the holders of the Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) a consolidation or merger which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (by being converted into voting securities of the continuing or surviving entity) more than 50% of the combined voting power of the voting securities of the continuing or surviving entity immediately after such consolidation or merger and which would result in the members of the Board immediately prior to such consolidation or merger (including for this purpose any individuals whose election or nomination for election was approved by a vote of at least two-thirds of such members) constituting a majority of the Board (or equivalent governing body) of the continuing or surviving entity immediately after such consolidation or merger;

(b) Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the Company’s assets, excluding, however, any licensing or partnership transaction with respect to the manufacturing, sale, marketing and/or distribution of KRYSTEXXA® (pegloticase) in the markets outside of the U.S. and which licensing or partnership transaction would not otherwise constitute a CIC pursuant to Sections 2.8(a), (b), (c), (d) or (e);

(c) The Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company;

(d) Any Person has become the Beneficial Owner of 35% or more of the Common Stock other than pursuant to a plan or arrangement entered into between such Person and the Company; or

(e) During any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority of the Board unless the election or nomination for election by the Company’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

2.9 “CIC Severance Benefits” means the payment of severance compensation associated with a Qualifying Termination occurring subsequent to a CIC, as described in Section 8.3.

2.10 “Code” means the Internal Revenue Code of 1986, as amended.

2.11 “Common Stock” means the common stock of the Company, $.01 par value per share.

2.12 “Compensation Committee” means the Compensation and Human Resources Committee of the Board, or the committee appointed by the Board to perform the functions of such committee, or if no such committee exists, the Board.

2.13 “Company” means Savient Pharmaceuticals, Inc., a Delaware corporation, or any Successor Company thereto as provided in Section 11.1.

2.14 “Director” means any individual who is a member of the Board.

2.15 “Disability” or “Disabled” has the meaning ascribed to such term in the Company’s long-term disability plan, or in any successor to such plan.

2.16 “Effective Date” means February 7, 2011.

2.17 “Effective Date of Termination” means the date on which a termination of the Executive’s employment occurs.

2.18 “Employment Date” means February 21, 2011.

2.19 “Executive” means Lou Ferrari who, as of the Promotion Date, resides at [***].

2.20 “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following:

(a) A reduction of the Base Salary;

(b) A failure to maintain Executive’s amount of benefits under or relative level of eligibility for participation in the Company’s employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates as of the Promotion Date, including any perquisite program; provided, however, that any such change that applies consistently to all executive officers of the Company or is required by applicable law shall be deemed not to constitute Good Reason;

(c) A failure to require any Successor Company to assume and agree to perform the Company’s obligations hereunder;

(d) Requiring Executive to be based at a location that requires the Executive to travel more than an additional 35 miles per day;

(e) Requiring Executive to report to any position or entity other than the Board;

(f) Demoting Executive to a level lower than the Position;

(g) Any material change by the Company in Executive’s duties or responsibilities inconsistent with the terms hereof or the assignment to Executive by the Company of duties or responsibilities inconsistent with the Position;

(h) The Company’s failure to extend the Term pursuant to Section 1.2 (if the Agreement would expire unless the Term is extended within such period), as evidenced by a Notice of Termination delivered by the Company to the Executive; or

(i) A material breach of any material provision of this Agreement by the Company or a Successor Company which, if curable, is not cured within 30 days of receiving a written notice from the Executive with such notice explaining in reasonable detail the facts and circumstances claimed to provide a basis for the Executive’s claim.

2.21 “Notice of Termination” means a written notice indicating the specific termination provision in this Agreement relied upon, and that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated, and, where applicable, which shall specifically include notice pursuant to Section 1.2 that Company has elected not to extend the Term.

2.22 “Payment Date” shall have the meaning ascribed to it in Section 15.12.

2.23 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.24 “Position” shall have the meaning ascribed to it in Section 3.1.

2.25 “Promotion Date” means July 9, 2012.

2.26 “Qualifying Termination” means any of the events described in Section 8.2, the occurrence of which triggers the payment of CIC Severance Benefits hereunder.

2.27 “Release” shall have the meaning ascribed to it in Section 15.12.

2.28 “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.29 “Section 409A” shall have the meaning ascribed to it in Section 9(a)(i).

2.30 “Severance Benefits” means the payment of severance compensation as provided in Sections 7.4 and 7.6, and not payable due to a CIC.

2.31 “Six-Month Payment Date” shall have the meaning ascribed to it in Section 10.1.

2.32 “Successor Company” means any company that (i) acquires more than 50% of the assets of the Company or (ii) acquires more than 50% of the outstanding stock of the Company, or (iii) is the surviving entity in the event of a CIC.

2.33 “Term” shall mean that period of time commencing on the Promotion Date and ending on the Effective Date of Termination.

Article 3. Position and Responsibilities

3.1 During the Term, the Executive agrees to accept the promotion to and to serve as President and Chief Executive Officer of the Company, reporting to the Board (the “Position”). The Executive shall also serve as a member of the Board during the Term.

Article 4. Standard of Care

4.1 During the Term, the Executive shall devote substantially his full time, attention, and energies to the Company’s business and shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage, unless such business activity is approved by the Board or Compensation Committee. However, following the second anniversary of the Employment Date, subject to Article 13 and with the approval of the Nominating & Corporate Governance Committee and the Board, the Executive may serve as a director of up to one (1) other company so long as such service is not injurious to the Company. To the extent that such activities do not inhibit Executive from performing his duties to the Company, nothing in this Agreement shall preclude Executive from (a) service to any civic, religious, charitable or similar type organization, (b) public speaking engagements, and (c) management of personal and family investments. The duties and services to be performed by Executive hereunder shall be substantially rendered at the Company’s principal offices, except for reasonable travel on the Company’s business incident to the performance of Executive’s duties.

Article 5. Compensation

5.1 As remuneration for all services to be rendered by the Executive during the Term, and as consideration for complying with the covenants herein, the Company shall pay and provide to the Executive those items set forth in Sections 5.2 through 5.8.

5.2 The Company shall pay the Executive a Base Salary in an amount established from time to time by the Board or the Compensation Committee; provided, however, that such Base Salary shall not be at an annualized rate of less than Five Hundred Thousand Dollars ($500,000.00) per year; and provided, further, that the Executive’s Base Salary at any time during the Term shall not be reduced without the Executive’s written permission.

(a) This Base Salary shall be paid to the Executive in equal installments throughout the year, consistent with the normal payroll practices of the Company.

(b) The Base Salary shall be reviewed at least annually during the Term, to ascertain whether, in the judgment of the Board or Compensation Committee, such Base Salary should be changed based primarily on the performance of the Executive during the year.

5.3 Annual Bonus. In addition to the Base Salary, the Executive shall be entitled to participate in the Company’s annual short-term incentive program, as such program may exist from time to time, at a level commensurate with the Position. The percentage of Base Salary targeted as annual short-term incentive compensation shall be 65%of Base Salary (the “Targeted Annual Bonus Award”), prorated for the first calendar year of the Term and blended with Executive’s previous Targeted Annual Bonus Award as provided in the Original Employment Agreement. Executive acknowledges that the amount of annual short-term incentive, if any, to be awarded shall be at the sole discretion of the Board or Compensation Committee, may be less or more than the Targeted Annual Bonus Award, and will be based on a number of factors set in advance by the Board or Compensation Committee for each calendar year, including the Company’s performance and the Executive’s individual performance. Nothing in this Section 5.3 shall be construed as obligating the Company, the Board or the Compensation Committee to refrain from changing, and/or amending the short-term incentive program, so long as such changes are equally applicable to all executive employees of the Company.

5.4 Long-Term Incentives. In addition to the awards granted to Executive prior to the Promotion Date, the Company shall grant to the Executive on the Promotion Date the following long-term incentive awards. Notwithstanding anything to the contrary in this Agreement, the terms of Section 1.3 of the Original Employment Agreement and the terms of the $550,000 cash retention award (the “Cash Retention Award”) and the 310,000 restricted share retention award (the “Restricted Stock Retention Award”) granted to Executive on February 1, 2012 shall remain in full force and effect.

(a) Time-Based Stock Options. A stock option to purchase 150,000 shares of the Company’s common stock, with an exercise price equal to the closing price of the Company’s common stock on the Promotion Date, a ten year term, and that will vest and become exercisable as follows: 75,000 on the first anniversary of the Promotion Date; and 75,000 on the second anniversary of the Promotion Date.

(b) Performance-Based Stock Options. A stock option to purchase 150,000 shares of the Company’s common stock, with an exercise price equal to the closing price of the Company’s common stock on the Promotion Date, a ten year term, and that will vest and become exercisable:

(1) as to the initial 37,500 shares when a share price for the common stock of the Company of $[***] or higher is achieved and maintained for any period of 30 consecutive calendar days;

(2) as to an additional 37,500 shares when a share price for the common stock of the Company of $[***] or higher is achieved and maintained for any period of 30 consecutive calendar days;

(3) as to an additional 37,500 shares when a share price for the common stock of the Company of $[***] or higher is achieved and maintained for any period of 30 consecutive calendar days; and

(4) as to an additional 37,500 shares when a share price for the common stock of the Company of $[***] or higher is achieved and maintained for any period of 30 consecutive calendar days.

Executive and the Company agree that it is intended that each portion specified in Section 5.4(b)(1) through 5.4(b)(4) as allocable to a specified performance condition shall vest only once, however, previously unvested portions will be aggregated when and if a higher specified performance condition is achieved.

In the event that any performance condition set out above in Section 5.4(b)(1) through 5.4(b)(4) is not met on or before the second anniversary of the Promotion Date then the portion of the stock option related to such performance condition shall lapse and no longer be outstanding.

(c) Contingent Cash Award. A contingent cash award in the target amount of One Million Three Hundred Thousand Dollars ($1,300,000.00) (the “Target”) that will vest and become payable for up to 200% of the Target as follows:

(1) as to $650,000 when a share price for the common stock of the Company of $[***] or higher is achieved and maintained for any period of 30 consecutive calendar days;

(2) as to an additional $650,000 when a share price for the common stock of the Company of $[***] or higher is achieved and maintained for any period of 30 consecutive calendar days;

(3) as to an additional $650,000 when a share price for the common stock of the Company of $[***] or higher is achieved and maintained for any period of 30 consecutive calendar days;

(4) as to a final additional $650,000 when a share price for the common stock of the Company of $[***] or higher is achieved and maintained for any period of 30 consecutive calendar days.

Executive and the Company agree that it is intended that each portion of the contingent cash award specified in Section 5.4(c)(1) through 5.4(c)(5) as allocable to a specified performance condition shall be payable only once, however, previously unpaid portions will be aggregated when and if a higher specified performance condition is achieved. In the event that any performance condition set out above in Section 5.4(c)(1) through 5.4(c)(5) is not met on or before the second anniversary of the Promotion Date then the portion of the contingent cash award related to such performance condition shall lapse and no longer be outstanding. Payment of any vested portion of the contingent cash award shall occur in the next Company regular payroll cycle following the certification of the achievement of the subject performance condition by the Board, which certification shall occur at the next regularly scheduled meeting of the Board following the achievement of the subject performance condition, but in no event shall the payment occur after the 90th day following such achievement (or, if earlier, March 15th of the calendar year following the year in which the subject performance condition was achieved). Furthermore, the Company reserves the right to substitute payment of the vested portion of the contingent cash award to be made pursuant to Sections 5.4(c)(4) or 5.4(c)(5) above with a grant of fully vested shares of the Company’s common stock equal in value to the vested portion of the contingent cash award (provided, however, the Company shall have the right to retain, and the Executive shall have the right to elect to tender to the Company, such shares of the Company’s common stock to satisfy, in whole or in part, the amount required to be withheld (provided that such amount shall not be in excess of the minimum amount required to satisfy the statutory withholding tax obligations) as the result of such payment).

(d) The Executive shall also be eligible to participate in the Company’s long-term incentive plan, as such shall be amended or superseded from time to time; provided, however, that, except with respect to the long-term incentive awards granted to Executive pursuant to Sections 5.4 (a), (b) and (c) and pursuant to the terms of Section 1.3 of the Original Employment Agreement and the Cash Retention Award and the Restricted Stock Retention Award which may not be changed or amended without the written consent of Executive, nothing in this Section 5.4 shall be construed as obligating the Company, the Board or the Compensation Committee to refrain from changing, and/or amending the long-term incentive plan, so long as such changes are equally applicable to all executive employees of the Company.

5.5 Retirement Benefits. The Company shall permit the Executive to participate in any Company qualified defined benefit and defined contribution retirement plans as may be established during the Term; provided, however, that nothing in this Section 5.5 shall be construed as obligating the Company, the Board or the Compensation Committee to refrain from changing, and/or amending the nonqualified retirement programs, so long as such changes are equally applicable to all executive employees of the Company.

5.6 Employee Benefits. During the Term, and as otherwise provided within the provisions of each of the respective plans, the Company shall make available to the Executive all benefits to which other executives and employees of the Company are entitled to receive, as commensurate with the Position, subject to the eligibility requirements and other provisions of such arrangements as applicable to executives of the Company generally.

(a) Such benefits shall include, but shall not be limited to, comprehensive health and major medical insurance, dental and life insurance, and short-term and long-term disability.

(b) The Executive may likewise participate in any additional benefit as may be established during the Term, by written policy of the Company.

5.7 Vacation. The Executive shall accrue such paid vacation as is customary for the Position in corporate institutions of similar size and character in the determination of the Board or Compensation Committee, but in any event not less than 25 paid vacation days during each calendar year; provided, however, that with prior approval of the Board or Compensation Committee, Executive may carry forward into the next year up to 10 unused vacation days from the current year.

5.8 The Company shall provide to the Executive, at the Company’s expense, such perquisites as the Board or Compensation Committee may determine from time to time to provide; provided, however, that Executive shall receive perquisites at least at the same level as other executives of the Company.

5.9 Right to Change Plans. Except with respect to the long-term incentive awards granted to Executive pursuant to Sections 5.4 (a), (b) and (c) and pursuant to the terms of Section 1.3 of the Original Employment Agreement and the Cash Retention Award and the Restricted Stock Retention Award which may not be changed, amended or discontinued without the written consent of Executive, the Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, program, or perquisite, so long as such changes are equally applicable to all executive employees of the Company.

Article 6. Expenses

6.1 Upon presentation of appropriate documentation, the Company shall pay, or reimburse the Executive for all ordinary and necessary expenses, in a reasonable amount, which the Executive incurs in performing his duties under this Agreement including, but not limited to, travel, entertainment, professional dues and subscriptions, and dues, fees, and expenses associated with membership in appropriate professional, business, and civic associations and societies. All such reimbursements shall be subject to the terms and conditions set forth in Section 9(c).

Article 7. Employment Terminations

7.1 Termination Due to Death. In the event the Executive’s employment is terminated during the Term by reason of death, subject to Section 7.1(g), the Company’s obligations under this Agreement shall immediately expire. Notwithstanding the foregoing, the Company shall be obligated to pay to the Executive the following:

(a) Base Salary through the Effective Date of Termination;

(b) An amount equal to the Executive’s unpaid Targeted Annual Bonus Award, established for the fiscal year in which such termination is effective, multiplied by a fraction, the numerator of which is the number of completed days in the then-existing fiscal year through the Effective Date of Termination, and the denominator of which is 365. Additionally, if such termination is effective after January 1st of any calendar year but prior to the payment of the Executive’s Annual Bonus (if any) for the prior calendar year, then the Executive shall be entitled to receive the full amount of the Annual Bonus (if any) for the prior calendar year as determined by the Board in its sole discretion based upon the Executive’s performance for the prior calendar year. Additionally, if such termination is effective after a specified performance condition under 5.4(c)(1) through 5.4(c)(5) has been achieved, but prior to payment of the related portion of the contingent cash award, such amount shall be paid to the Executive.;

(c) All outstanding long-term incentive awards shall be subject to the treatment provided under the applicable award agreements and long-term incentive plan of the Company;

(d) Accrued but unused vacation pay through the Effective Date of Termination; and

(e) All other rights and benefits the Executive is vested in, pursuant to other plans and programs of the Company.

(f) The unpaid portion of the Cash Retention Award shall vest and be immediately payable upon the Effective Date of Termination.

(g) The benefits described in Sections 7.1(a), (b), (d) and (f) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event more than 30 days after such date. All other payments due to the Executive upon termination of employment, including those described in Sections 7.1(c) and (e), shall be paid in accordance with the terms of such applicable plans or programs.

(h) With the exception of Articles 8, 9, 10, 11, 12, 15 and 16 and Section 7.1 (which shall survive such termination), the Company and the Executive shall have no further obligations under this Agreement following the Effective Date of Termination pursuant to this Section 7.1.

7.2 Termination Due to Disability. In the event that the Executive becomes Disabled during the Term and is, therefore, unable to perform his duties for more than 180 total calendar days during any period of 12 consecutive months, or in the event of the Board’s reasonable expectation that the Executive’s Disability will exist for more than a period of 180 calendar days, the Company shall have the right to terminate the Executive’s employment as provided in this Section 7.2.

(a) The Board shall deliver written notice to the Executive of the Company’s intent to terminate for Disability at least 30 calendar days prior to the Effective Date of Termination.

(b) Determinations of Executive’s Disability shall be determined by the Board upon receipt of and in reliance on competent medical advice from one or more individuals, selected by the Board who are qualified to give such professional medical advice.

(c) A termination for Disability shall become effective upon the end of the 30-day notice period. Upon the Effective Date of Termination, subject to Section 7.2(f), the Company’s obligations under this Agreement shall immediately expire.

(d) Notwithstanding the foregoing, the Company shall be obligated to pay to the Executive the following:

(1) Base Salary through the Effective Date of Termination;

(2) An amount equal to the Executive’s unpaid Targeted Annual Bonus Award established for the fiscal year in which the Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of completed days in the then-existing fiscal year through the Effective Date of Termination, and the denominator of which is 365. Additionally, if such termination is effective after January 1st of any calendar year but prior to the payment of the Executive’s Annual Bonus (if any) for the prior calendar year, then the Executive shall be entitled to receive the full amount of the Annual Bonus (if any) for the prior calendar year as determined by the Board in its sole discretion based upon the Executive’s performance for the prior calendar year. Additionally, if such termination is effective after a specified performance condition under 5.4(c)(1) through 5.4(c)(5) has been achieved, but prior to payment of the related portion of the contingent cash award, such amount shall be paid to the Executive.;

(3) All outstanding long-term incentive awards shall be subject to the treatment provided under the applicable award agreements and long-term incentive plan of the Company;

(4) Accrued but unused vacation pay through the Effective Date of Termination; and

(5) All other rights and benefits the Executive is vested in, pursuant to other plans and programs of the Company.

(6) The unpaid portion of the Cash Retention Award shall vest and be immediately payable upon the Effective Date of Termination.

(e) The benefits described in Sections 7.2(d)(1), (4) and (6) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event later than 30 days after such date. The payments due to the Executive under Section 7.2(d)(2) shall be paid in a lump sum on the Payment Date (as defined in Section 15.12). All other payments due to the Executive upon termination of employment, including those in Sections 7.2(d)(3) and (d)(5), shall be paid in accordance with the terms of such applicable plans or program.

(f) With the exception of the covenants contained in Articles 8, 9, 10, 11, 12, 13, 15 and 16 and Section 7.2 (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement following the Effective Date of Termination pursuant to this Section 7.2.

7.3 Voluntary Termination by the Executive. The Executive may terminate this Agreement at any time without Good Reason by giving the Board Notice of Termination at least 14 calendar days (60 calendar days when termination is due to non-extension of the Term by the Executive pursuant to Section 1.2) prior to the Effective Date of Termination.

(a) The termination automatically shall become effective upon the expiration of the 14 or 60-day notice period, as applicable. Notwithstanding the foregoing, the Company may waive the 14 or 60-day notice period, as applicable; provided, however, that the Executive shall be entitled to receive all elements of compensation described in Sections 5.1 through 5.6 for the applicable notice period, subject to the eligibility and participation requirements of any qualified retirement plan.

(b) Upon the Effective Date of Termination, following the expiration of the 14 or 60-day notice period, the Company shall pay the Executive his full Base Salary and accrued but unused vacation pay, at the rate then in effect, through the Effective Date of Termination, plus all other benefits to which the Executive has a vested right at that time (for this purpose, the Executive shall not be paid any Annual Bonus, prorated or otherwise, with respect to the fiscal year in which voluntary termination under this Section occurs).

(c) With the exception of Articles 8, 9, 10, 11, 12, 13, 15 and 16 and Section 7.3 (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement following the Effective Date of Termination pursuant to this Section 7.3.

7.4 Involuntary Termination by the Company without Cause. At all times during the Term, the Board may terminate the Executive’s employment for reasons other than death, Disability, or for Cause, by providing to the Executive a Notice of Termination, at least 60 calendar days prior to the Effective Date of Termination; provided, however, that such notice shall not preclude the Company from requiring Executive to leave the Company immediately upon receipt of such notice. For the avoidance of doubt, when termination is due to non-extension of the Term by the Company pursuant to Section 1.2, the provisions of this Section 7.4 shall apply.

(a) Such Notice of Termination shall be irrevocable absent express, mutual consent of the parties.

(b) Upon the Effective Date of Termination (not a Qualifying Termination), following the expiration of the 60-day notice period, the Company shall pay and provide to the Executive:

(1) An amount equal to 1.5 times the Executive’s annual Base Salary established for the fiscal year in which the Effective Date of Termination occurs;

(2) An amount equal to 1.5 times the Executive’s Targeted Annual Bonus Award established for the fiscal year in which the Effective Date of Termination occurs;

(3) A continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage (or if continuation under the Company’s then current plans is not allowed, then provision at the Company’s expense but subject to payment by Executive of those payments which Executive would have been obligated to make under the Company’s then current plan, of substantially similar welfare benefits from one or more third party providers) for a period of 24 months after the Effective Date of Termination. Such benefits (or payments in lieu thereof) shall be provided or paid in accordance with the Company’s regular payroll practice applicable to such benefits. These benefits shall be provided to the Executive at the same coverage level as in effect as of the Effective Date of Termination, and at the same premium cost to the Executive which was paid by the Executive at the time such benefits were provided. However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, or for management employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner. The continuation of these welfare benefits shall be discontinued if prior to the expiration of the 24 month period, the Executive has available substantially similar benefits at a comparable cost to the Executive from a subsequent employer, as determined by the Board or Compensation Committee;

(4) Any time vesting long-term incentive awards granted on or after the Promotion Date that would vest based solely on the passage of time (rather than vesting based on performance conditions) and which would vest within twelve (12) months of the Effective Date of Termination shall accelerate, and become fully vested and exercisable, as applicable, and all restrictions to which such awards may be subject shall immediately lapse. Any outstanding equity awards granted to the Executive prior to the Promotion Date that vest based solely on the passage of time (rather than performance conditions) shall accelerate and become fully vested and exercisable, as applicable, and all restrictions to which such awards may be subject shall immediately lapse. All vested options shall remain exercisable for a period of twelve months after the Effective Date of Termination (but in no event shall be exercisable after the date that is ten years after the option’s date of grant). Except as otherwise provided herein or in the Original Employment Agreement, all outstanding long-term incentive awards shall otherwise be subject to the treatment provided under the applicable long-term incentive plan of the Company;

(5) An amount equal to the Executive’s unpaid Base Salary and accrued but unused vacation pay through the Effective Date of Termination; and

(6) All other benefits to which the Executive has a vested right at the time, according to the provisions of the governing plan or program.

(7) If such termination of Executive’s employment without Cause is effective after January 1st of any calendar year but prior to the payment of the Executive’s Annual Bonus (if any) for the prior calendar year, then the Executive shall be entitled to receive the full amount of the Annual Bonus (if any) for the prior calendar year as determined by the Board in its sole discretion based upon the Executive’s performance for the prior calendar year.

Additionally, if such termination is effective after a specified performance condition under 5.4(c)(1) through 5.4(c)(5) has been achieved, but prior to payment of the related portion of the contingent cash award, such amount shall be paid to the Executive.

(8) The unpaid portion of the Cash Retention Award shall vest and be immediately payable upon the Effective Date of Termination.

(c) In the event that the Board terminates the Executive’s employment without Cause on or after the date of the announcement of the transaction which leads to a CIC, the Executive shall be entitled to the CIC Severance Benefits as provided in Section 8.3 in lieu of the Severance Benefits outlined in this Section 7.4; provided, however, that to the extent the Executive terminates employment prior to the CIC, the CIC Severance Benefits shall be paid on the same schedule as the Severance Benefits.

(d) Payment of all but 10% of the benefits described in Section 7.4(b)(1), and payment of all but 10% of the benefits described in Section 7.4(b)(2) shall be paid in cash to the Executive in equal bi-weekly installments over a period of 18 months and beginning on the Payment Date, subject to the provisions of Article 9. The amounts that were withheld shall be paid in cash to the Executive in a single lump sum at the end of the 6-month restrictive period set forth in Section 13.3 The amount payable under Sections 7.4(b)(5), (7) and (8) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event later than 30 days after such date.

(e) Except as specifically provided in Section 7.4(d), all other payments due to the Executive upon termination of employment shall be paid in accordance with the terms of such applicable plans or programs.

(f) With the exception of Articles 8, 9, 10, 11, 12, 13, 14 and 15 and Section 7.4 (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement following the Effective Date of Termination pursuant to this Section 7.4.

(g) Notwithstanding anything herein to the contrary, and subject to the provisions of Section 409A of the Code, the Company’s payment obligations under this Section 7.4 shall be offset by any amounts that the Company is required to pay to the Executive under a national statutory severance program applicable to such Executive.

7.5 Termination for Cause. Nothing in this Agreement shall be construed to prevent the Board from terminating the Executive’s employment under this Agreement for Cause.

(a) To be effective, the Notice of Termination must set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination for Cause.

(b) In the event this Agreement is terminated by the Board for Cause, the Company shall pay the Executive his Base Salary and accrued vacation pay through the Effective Date of Termination, and the Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits) he would otherwise have been entitled to receive under this Agreement. The Company and the Executive thereafter shall have no further obligations under this Agreement following the Effective Date of Termination pursuant to this Section 7.5 with the exception of the covenants contained in Articles 8, 9, 10, 11, 12, 13, 14 and 15 and Section 7.5 (which shall survive such termination).

7.6 Termination for Good Reason. The Executive shall have 60 days from the date he learns of action taken by the Company or the occurrence of an event that allows the Executive to terminate his employment for Good Reason to provide the Board with a Notice of Termination.

(a) The Notice of Termination must set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Good Reason termination.

(b) The Company shall have 30 days to cure such Company action following receipt of the Notice of Termination.

(c) The Executive is required to continue his employment for the 60-day period following the date in which he provided the Notice of Termination to the Board. The Company may waive the sixty 60-day notice period; however, the Executive shall be entitled to receive all elements of compensation described in Sections 5.2, 5.4, 5.5 and 5.6 for the 60-day notice period, subject to the eligibility and participation requirements of any qualified retirement plan.

(d) Upon a termination of the Executive’s employment for Good Reason during the Term, and following the expiration of the 60-day notice period, the Company shall pay and provide to the Executive the following:

(1) Where the Effective Date of Termination occurs before the first anniversary of the Promotion Date, an amount equal to 1.0 times the Executive’s annual Base Salary established for the fiscal year in which the Effective Date of Termination occurs, and on or after the first anniversary of the Promotion Date an amount equal to 1.5 times the Executive’s annual Base Salary established for the fiscal year in which the Effective Date of Termination occurs;

(2) Where the Effective Date of Termination occurs before the first anniversary of the Promotion Date, an amount equal to 1.0 times the Executive’s Targeted Annual Bonus Award established for the fiscal year in which the Effective Date of Termination occurs, and on or after the first anniversary of the Promotion Date an amount equal to 1.5 times the Executive’s Targeted Annual Bonus Award established for the fiscal year in which the Effective Date of Termination occurs;

(3) A continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for 24 months after the Effective Date of Termination (or if continuation under the Company’s then current plans is not allowed, then provision at the Company’s expense but subject to payment by Executive of those payments which Executive would have been obligated to make under the Company’s then current plan, of substantially similar welfare benefits from one or more third party providers). Such benefits (or payments in lieu thereof) shall be provided or paid in accordance with the Company’s regular payroll practice applicable to such benefits. These benefits shall be provided to the Executive at the same coverage level, as in effect as of the Effective Date of Termination and at the same premium cost to the Executive which was paid by the Executive at the time such benefits were provided. However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, or for management employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner. The continuation of these welfare benefits shall be discontinued prior to the end of the two-year period in the event the Executive has available substantially similar benefits at a comparable cost to the Executive from a subsequent employer, as determined by the Board or Compensation Committee;

(4) Any time vesting long-term incentive awards granted on or after the Promotion Date that would vest based solely on the passage of time (rather than vesting based on performance conditions) and which would vest within twelve (12) months of the Effective Date of Termination shall accelerate, and become fully vested and exercisable, as applicable, and all restrictions to which such awards may be subject shall immediately lapse. Any outstanding equity awards granted to the Executive prior to the Promotion Date that vest based solely on the passage of time (rather than performance conditions) shall accelerate and become fully vested and exercisable, as applicable, and all restrictions to which such awards may be subject shall immediately lapse. All vested options shall remain exercisable for a period of twelve months after the Effective Date of Termination (but in no event shall be exercisable after the date that is ten years after the option’s date of grant). Except as otherwise provided herein or in the Original Employment Agreement, all outstanding long-term incentive awards shall otherwise be subject to the treatment provided under the applicable long-term incentive plan of the Company.

(5) If such termination of Executive’s employment for Good Reason is effective after January 1st of any calendar year but prior to the payment of the Executive’s Annual Bonus (if any) for the prior calendar year, then the Executive shall be entitled to receive the full amount of the Annual Bonus (if any) for the prior calendar year as determined by the Board in its sole discretion based upon the Executive’s performance for the prior calendar year. Additionally, if such termination is effective after a specified performance condition under 5.4(c)(1) through 5.4(c)(5) has been achieved, but prior to payment of the related portion of the contingent cash award, such amount shall be paid to the Executive.

(6) An amount equal to the Executive’s unpaid Base Salary and accrued but unused vacation pay through the Effective Date of Termination; and

(7) All other benefits to which the Executive has a vested right at the time, according to the provisions of the governing plan or program.

(e) In the event of termination of Executive’s employment for Good Reason on or after the date of the announcement of the transaction which leads to the CIC and up to 12 months following the date of the CIC, the Executive shall be entitled to the CIC Severance Benefits as provided in Section 8.3 in lieu of the Severance Benefits outlined in this Section 7.6; provided, however, that to the extent the Executive terminates employment prior to the CIC, the CIC Severance Benefits shall be paid on the same schedule as the Severance Benefits.

(f) The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness unless such incapacity is determined to constitute a Disability as provided herein.

(g) Payment of all but 10% of the benefits described in Section 7.6(d)(1) and payment of all but 10% of the benefits described in Section 7.6(d)(2) shall be paid in cash to the Executive in equal bi-weekly installments over a period of consecutive months equal to 18 months and beginning on the Payment Date, subject to Article 9. The amounts that were withheld shall be paid in cash to the Executive in a single lump sum at the end of the 6-month restrictive period set forth in Section 13.2 of this Agreement. The amount payable under Sections 7.6(d)(5), (6) and (8) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event later than 30 days after such date.

(h) Except as specifically provided in Section 7.6(g), all other payments due to the Executive upon termination of employment shall be paid in accordance with the terms of such applicable plans or programs.

(i) With the exceptions of Articles 8, 9, 10, 11, 12, 13, 14 and 15 and Section 7.6 (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement following the Effective Date of Termination pursuant to this Section 7.6.

Article 8. Change in Control

8.1 Employment Termination Following a CIC. The Executive shall be entitled to receive from the Company CIC Severance Benefits if a Notice of Termination for a Qualifying Termination of the Executive has been delivered; provided, that:

(a) The Executive shall not be entitled to receive CIC Severance Benefits if he is terminated for Cause (as provided in Section 7.5), or if his employment with the Company ends due to death, or Disability, or due to voluntary termination of employment by the Executive without Good Reason.

(b) CIC Severance Benefits shall be paid in lieu of all other benefits provided to the Executive under the terms of this Agreement.

8.2 Qualifying Termination. The occurrence of any one or more of the following events during the period commencing on the date of the announcement of the transaction which leads to the CIC and ending 12 months following the date of the CIC shall trigger the payment of CIC Severance Benefits to the Executive under this Agreement:

(a) An involuntary termination of the Executive’s employment by the Company for reasons other than Cause, death, or Disability, as evidenced by a Notice of Termination delivered by the Company to the Executive;

(b) A voluntary termination by the Executive for Good Reason as evidenced by a Notice of Termination delivered to the Company by the Executive;

(c) Termination by the Executive of his employment due to the Company’s failure to extend the Term (if the Agreement would expire unless the Term is extended within such period), as evidenced by a Notice of Termination delivered by the Company to the Executive; or

(d) Termination by the Executive of his employment due to the Company or any Successor Company materially breaching any material provision of this Agreement which is not cured within 30 days of receiving a written notice from the Executive with such notice explaining in reasonable detail the facts and circumstances claimed to provide a basis for the Executive’s claim.

8.3 Severance Benefits Paid upon a Qualifying Termination. In the event the Executive becomes entitled to receive CIC Severance Benefits, the Company shall pay to the Executive and provide him the following:

(a) An amount equal to 2 times the Executive’s annual Base Salary established for the fiscal year in which the Effective Date of Termination occurs;

(b) An amount equal to 2 times the Executive’s Targeted Annual Bonus Award established for the fiscal year in which the Executive’s Effective Date of Termination occurs;

(c) An amount equal to the Executive’s unpaid Base Salary and accrued but unused vacation pay through the Effective Date of Termination;

(d) Upon a CIC, all outstanding long-term incentive awards shall accelerate, and become fully vested and exercisable, as applicable, and all restrictions to which such awards may be subject shall immediately lapse. The long-term incentive awards shall otherwise be subject to the treatment provided under the applicable long-term incentive plan of the Company;

(e) If such termination of Executive’s employment is effective after January 1st of any calendar year but prior to the payment of the Executive’s Annual Bonus (if any) for the prior calendar year, then the Executive shall be entitled to receive the full amount of the Annual Bonus (if any) for the prior calendar year as determined by the Board in its sole discretion based upon the Executive’s performance for the prior calendar year.

(f) The unpaid portion of the Cash Retention Award shall vest and be immediately payable upon the Effective Date of Termination.

(g) A continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for 30 months after the Effective Date of Termination (or if continuation under the Company’s then current plans is not allowed, then provision at the Company’s expense but subject to payment by Executive of those payments which Executive would have been obligated to make under the Company’s then current plan, of substantially similar welfare benefits from one or more third-party providers). Such benefits (or payments in lieu thereof) shall be provided or paid in accordance with the Company’s regular payroll practice applicable to such benefits.

(1) These benefits shall be provided to the Executive at the same coverage level, as in effect as of the Effective Date of Termination or, if greater, as in effect 60 days prior to the date of the CIC, and at the same premium cost to the Executive which was paid by the Executive at the time such benefits were provided.

(2) In the event the premium cost and/or level of coverage shall change for all employees of the Company, or for management employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner.

(3) The continuation of these welfare benefits shall be discontinued prior to the end of the 30 month period in the event the Executive has available substantially similar benefits at a comparable cost to the Executive from a subsequent employer, as determined by the Board or Compensation Committee.

8.4 Form and Timing of Severance Benefit. Payment of all of the benefits described in Sections 8.3(a) through (b) shall be paid in cash to the Executive in a single lump sum on the Payment Date, subject to Article 9. The amount payable under Sections 8.3(c), 8.3(e) and 8.3(f) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event later than 30 days after such date. All other payments due to the Executive upon termination of employment shall be paid in accordance with the terms of such applicable plans or programs.

8.5 Excise Taxes.

(a) Notwithstanding any other provision of this Agreement, except as set forth in Section 8.5(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to the Executive a portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)) for the Executive. For purposes of this Section 8.5, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b) Notwithstanding the provisions of Section 8.5(a), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 110% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to him (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 4.3(b) shall be referred to as a “Section 8.5(b) Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(c) For purposes of this Section 8.5 the following terms shall have the following respective meanings:

(1) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(2) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d) Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 8.5(d). Within 30 days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Section 8.5(b) Override is applicable. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that he agrees with the Company’s determination pursuant to the preceding sentence, or (B) that he disagrees with such determination, in which case he shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, and (iii) whether the Section 8.5(b) Override is applicable. If and to the extent that there is an Eliminated Amount, the Contingent Compensation Payments shall be reduced or eliminated, as determined by the Company, in the following order: (w) any cash payments, (x) any taxable benefits, (y) any nontaxable benefits, and (z) any vesting of equity awards, in each case in the reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the Excise Tax, to the extent necessary to avoid the Excise Tax. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final and the Contingent Compensation Payments that shall be treated as Eliminated Payments shall be determined by the Company in its absolute discretion. If the Executive states in the Executive Response that he agrees with the Company’s determination, the Company shall make the Potential Payments to the Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Executive states in the Executive Response that he disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in East Brunswick, New Jersey, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute. Subject to the limitations contained in Sections 8.5(a) and (b), the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by amount of the accrued interest thereon computed at the prime rate announced from time to time by Citibank, N.A., compounded monthly from the date that such payments originally were due.

(e) The provisions of this Section 8.5 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.

8.6 In the event of a CIC during the Term, all outstanding long-term incentive awards held by the Executive shall immediate accelerate and become fully vested, and the unpaid portion of the Cash Retention Award shall vest and be immediately payable upon the CIC.

8.7 With the exceptions of Articles 8, 9, 10, 11, 12, 13 and 14 (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement following the Effective Date of Termination pursuant to this Article 8.

Article 9. Compliance with IRC Section 409A.

(a) The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under Articles 7 or 8, as applicable:

(i) It is intended that each installment of the payments and benefits provided under Articles 7 or 8 shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(ii) If, as of the date of the “separation from service” of the Executive from the Company (determined as set forth below), the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Articles 7 or 8, as applicable.

(iii) If, as of the date of the “separation from service” of the Executive from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(1) Each installment of the payments and benefits due under Articles 7 or 8, as applicable, that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation $ 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid at the time and in the manner set forth in this Agreement; and

(2) Each installment of the payments and benefits due under Articles 7 or 8 that is not described in clause (1), above, and that would, absent this subsection, be paid within the six-month period following the “separation from service” of the Executive from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation § 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following his taxable year in which the separation from service occurs.

(b) The determination of whether and when a separation from service of the Executive from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation § 1.409A-1(h). Solely for purposes of this Article 9, Section (b), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(c) All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(d) The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and Executive agree to renegotiate in good faith any such Severance Benefit or CIC Severance Benefit (including, without limitation, as to the timing of any such payment payable pursuant to the terms of this Agreement) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved.

Article 10. Creation of Rabbi Trust

10.1 In the event that a CIC Severance Payment is required to be made on the day that is six months and one day after the Executive’s “separation from service” pursuant to Section 9 (a)(iii), the Company shall deposit the full amount of such CIC Severance Payment in cash in a rabbi trust for the benefit of the Executive as soon as reasonably practicable following the Executive’s “separation from service”. The rabbi trust shall be governed by the terms of a trust agreement reasonably acceptable to the parties, shall be irrevocable and shall provide that the Company, or any successor thereto, may not, directly or indirectly, use or recover any assets of the rabbi trust until such time as the assets of the trust have been paid to the Executive hereunder, subject only to the claims of creditors of the Company in the event of its insolvency or bankruptcy. The assets held by the rabbi trust shall be transferred to Executive one day following the six-month anniversary of the Executives “separation from service” from the Company (the “Six-Month Payment Date”). The assets delivered to Executive pursuant to the rabbi trust shall reflect any investment gain or loss (as the case may be) on the CIC Severance Benefit from the date the assets comprising the CIC Severance Benefit were deposited into such rabbi trust until the Six-Month Payment Date. The Company, or any successor thereto, shall deliver and pay over to the appropriate taxing authorities if and when due all amounts subject to withholding with respect to the transfer of the CIC Severance Benefit to the rabbi trust and the transfer of the assets of the rabbi trust to Executive (as adjusted for any investment gain or loss) on the Six-Month Payment Date, and shall instruct the trustee to transfer to the Executive such assets (in such form and asset class as has been deposited initially into the rabbi trust), without any further reduction for withholding for federal, state and local taxes other than any additional amounts required to be withheld on any amounts transferred to the Executive that were not included in the initial computation of the CIC Severance Benefit.

Article 11. Assignment

11.1 Assignment by Company. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of any Successor Company.

(a) Any such Successor Company shall be deemed substituted for all purposes as the “Company” under the terms of this Agreement.

(b) Failure of the Company to obtain the agreement of any Successor Company to be bound by the terms of this Agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement, and shall immediately entitle the Executive to benefits from the Company in the same amount and on the same terms as the Executive would be entitled to receive in the event of a termination of employment for Good Reason as provided in Section 7.7 (failure not related to a CIC) or Section 8.3 (if the failure of assignment follows or is in connection with a CIC).

(c) Except as herein provided, this Agreement may not otherwise be assigned by the Company.

11.2 Assignment by Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

(a) If the Executive dies while any amount would still be payable to him pursuant to this Agreement had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive’s Beneficiary.

(b) If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

Article 12. Legal Fees and Notice

12.1 Payment of Legal Fees. To the extent permitted by law, the Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses incurred by Executive in contesting a termination, if Executive prevails. The Company shall also pay the reasonable attorneys fees incurred by the Executive in the negotiation of this Agreement. The payment of such amounts shall be subject to the terms of Section 9(c).

12.2 Notice. Any notices, requests, demands, or other communications provided by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices to the attention of the General Counsel.

Article 13. Confidentiality and Noncompetition

13.1 Disclosure of Information. The Executive recognizes that he has access to and knowledge of confidential and proprietary information of the Company that is essential to the performance of his duties under this Agreement.

(a) The Executive will not, during and for five years after the Term, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall he make use of any such information for his own purposes, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain except as required by law or pursuant to administrative or legal process.

13.2 Covenants Regarding Other Employees. During the Term, and for a period of 12 months following the Executive’s termination of employment for any reason, the Executive agrees not to actively solicit any employee of the Company to terminate his or her employment with the Company or to interfere in a similar manner with the business of the Company.

13.3 Noncompete Following a Termination of Employment. From the Effective Date until six months following the Executive’s Effective Date of Termination for any reason, the Executive will not: (a) directly or indirectly own any equity or proprietary interest in (except for ownership of shares in a publicly traded company not exceeding 3% of any class of outstanding securities), or be an employee, agent, director, advisor, or consultant to or for any competitor of the Company, whether on his own behalf or on behalf of any person; or (b) undertake any action to induce or cause any customer or client to discontinue any part of its business with the Company.

13.4 Waiver of Covenants Upon a CIC. Upon the occurrence of a CIC, the Executive shall be released from each of the covenants set forth in Sections 13.2 and 13.3, if such Executive is terminated by the Company without Cause or if the Executive terminates his employment with the Company for Good Reason.

Article 14. Outplacement Assistance

14.1 Following a termination of employment, other than for Cause, the Executive shall be reimbursed by the Company for the costs of all outplacement services obtained by the Executive within the one-year period after the Effective Date of Termination; provided, however, that the total reimbursement shall be limited to an amount equal to $100,000. The provision of such outplacement services reimbursement shall be subject to the terms of Section 9(c).

Article 15. Miscellaneous

15.1 Entire Agreement. With the exception of the Company’s Proprietary Information and Inventions Agreement and the indemnification agreement dated February 21, 2011 previously executed by Executive, this Agreement supersedes any prior agreements, or understandings, oral or written, between the parties hereto or between the Executive and the Company, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto. Notwithstanding the foregoing, and except to the extent specifically modified herein, this Agreement shall not affect in any form or manner the validity, and rights and obligations of Executive and the Company under any long-term incentive awards granted pursuant to the terms of Section 1.3 of the Original Employment Agreement, and the Cash Retention Award and the Restricted Stock Retention Award.

15.2 Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

15.3 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

15.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15.5 Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

15.6 Beneficiaries. To the extend allowed by law, any payments or benefits hereunder due to the Executive at the time of his death shall nonetheless be paid or provided and the Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board or the Board’s designee. The Executive may make or change such designation at any time.

15.7 Restrictive Covenants. With the exception of the Company’s willful material breach of its payment obligations under Articles 7 and 8 of this Agreement (provided, however, that no such breach shall be deemed to have occurred until the Executive has provided the Board with written notice of such breach and a reasonable opportunity for cure), the restrictive covenants contained in Article 13 are independent of any other contractual obligations in this Agreement or otherwise owed by the Company to the Executive. Except as provided in this paragraph, the existence of any claim or cause of action by Executive against the Company, whether based on this Agreement or otherwise, shall not create a defense to the enforcement by the Company of any restrictive covenant contained herein.

15.8 The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement.

15.9 Previous Obligations.

(a) Executive agrees and confirms that Executive’s acceptance of this Agreement and performance of his duties hereunder will not in any way require or place Executive in a position that may require or potentially may require the use or disclosure of any third party’s trade secrets or proprietary information.

(b) Executive confirms that Executive has disclosed to the Company all agreements Executive has with any third party that incorporate confidentiality restrictions or a covenant not to compete.

(c) Executive believes that he is under no obligations to any third party, including any confidentiality agreements, covenants not compete or the like, which will in any way restrict the Executive’s ability to perform his duties hereunder.

(d) Executive agrees and confirms that in the event Executive is ever asked to participate in any activity or perform any job duties and responsibilities as an employee of the Company which the Executive believes may involve the utilization or dissemination of information a third party has identified as its proprietary information or a trade secret or which may fall under a previously executed covenant not to compete, Executive will immediately notify the General Counsel and will not undertake to participate in any activities which require or could possibly require Executive to utilize or rely upon such proprietary information or trade secret.

15.10 Review by Counsel. Prior to executing this Agreement, Executive agrees that he has consulted with his attorney who represents his interests and who has fully and completely explained the terms and conditions of this Agreement and the obligations created herein.

15.11 Director Resignation. In the event that the Executive is a member of the Board, or the board of directors of any subsidiary company, on the Effective Date of Termination, Executive shall resign from such positions effective on the Effective Date of Termination.

15.12 Release. Notwithstanding anything to the contrary in this Agreement, the obligation of the Company to makes the payments or provide the benefits described in Sections 7.2(d)(2), 7.4(b)(1) through (3), 7.6(d)(1) through (3), or Section 8.3(a), (b) or (e), and the right of Executive to receive such benefits, are subject to the obligation of the Executive to deliver an executed release in the form attached hereto as Exhibit A (or, at the Company’s election, such other form that the Company is then reasonably using for executives similarly situated to the Executive) (the “Release”) and any applicable revocation period with respect to the Release expiring within 60 days following the Effective Date of Termination Date; provided, however, that notwithstanding the preceding, Executive shall not be required, nor shall he forfeit entitlement to such payments and benefits nor will the Company be relieved of its obligation with respect to such payments and benefits, to execute the Release unless the Company (on its behalf and on behalf of its direct and indirect controlled subsidiaries and controlled affiliates) concurrently executes a mutual release of Executive, in a form and substance reasonably satisfactory to Executive and consented to by the Company whose consent shall not be unreasonably withheld, of any claims, whether arising under federal, state or local statute, common law or otherwise, against Executive that arise or may have arisen on or before the date of said mutual release and which are known or should have reasonably been known to the Company on the date of said release. The severance payments and benefits shall be paid or commence on the first payment date following the date on which the Release becomes effective (the “Payment Date”). Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the year of termination, then the Payment Date shall be no earlier than January 1 of such subsequent calendar year.

15.13 Liability Insurance. The Company will cover Executive under officer, professional and other appropriate liability insurance policies both during the term of this Agreement and, while any potential liability exists, after the termination of this Agreement in the same amount and to the same extent, if any, as the Company covers its officers. Notwithstanding any other provision of this Agreement, the provisions of this Article shall survive the termination of Executive’s employment and the termination of this Agreement.

Article 16. Governing Law

16.1 To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the state of New Jersey without giving effect to the provisions thereof regarding conflict of laws.

IN WITNESS WHEREOF, the Company, through its duly authorized representative, and the Executive have executed this Agreement as of the Effective Date.

Executive:

/s/ Lou Ferrari
Lou Ferrari

Company:

Savient Pharmaceuticals, Inc.

By:	/s/ Stephen O. Jaeger
Stephen O. Jaeger
Chairperson of the
Board of Directors

Exhibit A

Separation Agreement and General Release of Claims

In consideration of the severance benefits offered to me by Savient Pharmaceuticals, Inc. (the “Company”) pursuant to my Employment Agreement effective as of July 9, 2012 (the “Agreement”) and in connection with my ceasing to be employed by the Company, I hereby agree to the following general release and to the other terms and conditions as set forth below (the “General Release Agreement”).

The Company hereby advises me to consult with an attorney before signing this General Release Agreement and I am being provided with at least twenty-one (21) days to review this General Release Agreement.

1. Employee Release - On behalf of myself and my heirs, executors, administrators, successors and assigns, I hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company and its affiliates, subsidiaries, parent companies, predecessors and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys’ fees and costs), of every kind and nature that I ever had or now have and that are known or should have been reasonably known to me on the date hereof, against any or all of the Released Parties with respect to my employment with and/or separation from the Company, including all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; the New Jersey Law Against Discrimination, N.J.S.A. 10: 5-1, et seq. (“NJLAD”), the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act, N.J.S.A. 34:21-1, et seq. (“Millville Dallas Act”), the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1, et seq. (“CEPA”) the New Jersey Civil Rights Act, N.J.S.A. 10:1-1, et seq. (“NJCRA”), the New Jersey Temporary Disability Benefits and Family Leave Insurance Law, N.J.S.A. 43:21-25, et seq., the New Jersey Family Leave Act, N.J.S.A. 34:11B-1, et seq. (“NJFLA”), the New Jersey Fair Credit Reporting Act, N.J.S.A. 56:-28, et seq. (“NJFCRA”), the New Jersey Discrimination in Wages Law, N.J.S.A. 34:11-56.2, et seq., the New Jersey Wage and Hour Law, N.J.S.A. 34:11-56a, et seq., the New Jersey Workers’ Compensation Act, N.J.S.A. 34:15-1, et seq., the Delaware Discrimination in Employment Act, the Delaware Handicapped Persons Employment Protections Act, the Delaware Whistleblowers’ Protection Act, the Hazardous Chemical Information Act, and the Delaware Clean Indoor Air Act, as each may be amended from time to time,, all common law claims including actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract, including the Agreement and all claims to any equity compensation from the Company (other than compensation vested or vesting on my termination of employment), contractual or otherwise; and any claim or damage arising out of my employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state, local, or foreign statute or ordinance not expressly referenced above; provided, however, that nothing in this General Release Agreement releases any claim to the compensation or payments rendered in conjunction with my employment by the Company, including payment for all wages, bonuses, equity, and accrued unused vacation time, or prevents me from filing a charge with, cooperating with or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that I acknowledge that I may not recover any monetary benefits in connection with any such claim, charge or proceeding). Further, nothing in this General Release Agreement, however, shall operate as a waiver of (i) any vested benefits to which I may be entitled in accordance with, and subject to, otherwise applicable terms of any benefit plan, retirement plan or long-term incentive plan of the Company; (ii) my right to enforce the terms of the Agreement, (iii) any claims which arise after the date of execution of this General Release Agreement; (iv) my right to apply for unemployment benefits (iv) my rights under the indemnification agreement dated February 21, 2011 previously executed by me and the Company; and (v) my rights under any officer, professional and other appropriate liability insurance policies of the Company (as provided in Section 15.13 of the Agreement).

I understand and agree that the claims released in this section include not only claims presently known to me, but also all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in this section. I understand that I may hereafter discover facts different from what I now believe to be true, which if known, could have materially affected this General Release Agreement, but I nevertheless waive and release any claims or rights based on different or additional facts.

2. Company Release - The Company (on its behalf and on behalf of its and its affiliates, subsidiaries, parent companies, predecessors and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities)) hereby fully, forever, irrevocably and unconditionally releases, remises and discharges you from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses, including attorneys’ fees and costs, of every kind and nature which it ever had or now has and that are known or should have been reasonably known to the Company on the date hereof, against you arising out of acts or omissions undertaken or not undertaken by you in the course and scope of your employment with and/or separation from the Company. Except as described above, this release and discharge includes, but is not limited to all claims arising under common law, contract, implied contract, public policy, tort, or any federal, state, or local statute, law, ordinance, regulation, or order, and the Company further covenants and agrees never to institute or cause to be instituted any suit or action, at law, equity, or otherwise, in any federal or state court, before any federal, state, or local administrative agency or before any tribunal, public or private, relating to or arising from such claims.